                           EXHIBIT 11 TO FORM 10-QSB

                       FRONTIER NATURAL GAS CORPORATION
       COMPUTATION OF NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE
                                  (UNAUDITED)


                                                     Nine Months Ended
                                                        September 30,
                                            ---------------------------------
                                                1996                1995
                                            -------------       -------------
Common shares outstanding beginning             5,058,406           2,418,050

Add:/1/
   Shares purchased under common stock
     subscription agreement                           ---              90,450
   Cumulative preferred stock conversion                            1,456,954
   Stock issued for services                       87,500               5,000
   Secondary Offering                           1,996,150                 ---
                                            -------------       -------------

Total equivalent common shares                  7,142,056           3,970,454
                                            =============       =============


Net loss                                    $ (2,288,471)       $   (737,727)

   Cumulative Preferred Stock dividend           (77,365)           (369,593)
   Value of common stock issued for
    cumulative preferred stock in excess
    of original terms, net of relieved
    preferred stock dividend                         ---          (2,183,471)
                                            ------------        -------------

Net loss available to common and common
  equivalent shares                         $ (2,365,836)       $ (3,290,791)
                                            =============       =============

Net loss per common and common equivalent
  share                                     $       (.33)       $       (.83)
                                            =============       =============

The accompanying notes are an integral part of these financial statements.





--------------------------------
   /1/ Common stock equivalents were determined based on the "Treasury Stock Method" as set forth in Accounting Principals Board Opinion No. 15.